Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE SEGMENT AWARD

Eau Claire, Wisconsin (February 5, 2026) – National Presto Industries, Inc. (NYSE: NPK) announced today that on January 30, 2026, the U.S. Army issued AMTEC Corporation, its wholly owned subsidiary, an Indefinite Delivery Indefinite Quantity (IDIQ) contract for 40mm Non-Recurring Engineering (NRE) services. The contract contains five ordering periods that extend to January 29, 2031.

This contract enables the U.S. Army to collaborate with AMTEC to meet the 40mm grenade ammunition integration, fabrication, and testing support requirements. Contract objectives include assessment of enhanced lethality and accuracy technologies for legacy and future 40mm grenade ammunition, improved production and manufacturing capabilities for 40mm ammunition, and better life cycle management for 40mm grenade ammunition. The maximum ceiling value of the IDIQ contract is $49 million. The actual IDIQ delivery order values and cumulative award value over the course of this contract will be dependent upon military requirements and funding, as well as government procurement regulations and other factors controlled by the U.S. Army.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms as well as commercial water and fluorine-free foam fire extinguishers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.